             THIRD AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION
                    BETWEEN RADIUS INC. AND VIDEOFUSION, INC.


This Third Amendment to the Agreement and Plan of Reorganization ("THIRD AMENDMENT") is entered into as of May 10, 1995 by and among Radius Inc., a California corporation ("RADIUS") and each of the shareholders of VideoFusion, Inc. ("VIDEOFUSION") Common Stock that existed immediately prior to the closing of the merger of VideoFusion and Radius that occurred on September 9, 1994 (the "VIDEOFUSION HOLDERS").

                                    RECITALS

A. Radius and VideoFusion entered into that certain Agreement and Plan of Reorganization dated as of July 19, 1994 (the "AGREEMENT"), entered into a First Amendment to the Agreement on August 25, 1994, and entered into a Second
Amendment to the Agreement on September 6, 1994.   All references to the
"Agreement" herein shall refer to the Agreement as so amended.

B. Radius and the Video Fusion Holders now wish to amend the Agreement to (i) replace the contingent stock and earnout payments originally contemplated with the payments set forth in this Third Amendment, (ii) correct an error in the number of shares of Radius Common Stock originally issued to the VideFusion Holders.

NOW, THEREFORE, the parties hereto agree as follows:

1. SCOPE OF AMENDMENT. Except as specifically provided herein, the parties reaffirm the Agreement. All capitalized terms used in this Third Amendment have the definition used in the Agreement unless there is a different definition in this Third Amendment. This Third Amendment shall amend the Agreement only to the extent provided herein.

2. SECTION 1.3. Section 1.3 of the Agreement originally contemplated that shares of Radius Common Stock equal in value to $300,000 would be placed into an escrow account at the time Radius Common Stock was issued following the completion of Milestone 1 and Milestone 2. The parties hereby amend the Agreement to delete Section 1.3 and any requirement that any shares of Radius Common Stock issued to the VideoFusion Holders be placed in escrow.

3. SECTION 1.8. Section 1.8 (including Sections 1.8.1 through 1.8.4 thereunder) of the Agreement is hereby amended in its entirety to read as follows:

     In addition to the Radius Common Stock issued and delivered pursuant to
     Section 1.1.1 hereof, on June 1, 1995 Radius will issue and deliver to the VideoFusion Holders, in the same proportion as the conversion pursuant to
     Section 1.1.1 hereof, 177,078 fully paid and nonassessable shares of Radius Common Stock. Such number of shares of Radius Common Stock was obtained by dividing the "Remaining Consideration" by $13.50. The "REMAINING CONSIDERATION" is $2,390,555.00 which equals the maximum dollar value of the contingent shares of Radius Common Stock that were originally contemplated to be issued to the VideoFusion Holders ($2,526,900.00) minus the sum of (i) 84.23% of the $150,000 penalty for Milestone 1 ($126,345.00) and (ii) $10,000.00 in connection with the settlement payment required to terminate VideoFusion's sales representative agreement with Atlantech. No fractional shares of Radius Common Stock will be issued on June 1, 1995, but in lieu thereof, each VideoFusion Holder will receive an amount of cash equal to $13.50 multiplied by the fraction of a share of Radius Common Stock to which such holder would otherwise be entitled.


                                       -1-

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4.   SECTION 1.9.  Section 1.9 of the Agreement is hereby amended in its entirety to read as follows:

     In addition to the consideration delivered pursuant to Sections 1.1.1 and
     1.8 hereunder, Radius shall pay the VideoFusion Holders, in the same proportion as the conversion pursuant to Section 1.1.1 hereof, a cash payment on July 15, 1995 equal to the sum of the "Accrued Royalties" plus $168,460.00 (i.e. 84.23% of $200,000.00). The "ACCRUED ROYALTIES" equal royalties as calculated below on the license or sale of VideoFusion products (whether existing at the time of the Merger or developed thereafter by the VideoFusion Employees as extensions of the VideoFusion technology) between September 9, 1994 and the date of this Third Amendment:

     Application Software Sold Separately:             8.423% of ASP
     Application Software Sold Bundled with Hardware:  1.263% of SRP

     "ASP" means the actual revenues Radius receives from the license or sale of VideoFusion products sold separately less sales commissions, returns, duties, taxes, freight and similar expenses. "SRP" means Radius' suggested retail price for the VideoFusion product that is sold as a bundle with Radius hardware.

5. SHARE CORRECTION. The parties acknowledge that at the time of the Closing, a computational error in calculating the Applicable Number under the Agreement resulted in the VideoFusion Holders receiving a total of 205,996 shares of Radius Common Stock when the correct number was 207,939 shares. Accordingly, on June 1, 1995 Radius will issue and deliver to the VideoFusion Holders, in the same proportion as the conversion pursuant to Section 1.1.1 of the Agreement, 1,943 additional fully paid and nonassessable shares of Radius Common Stock.

6. CONFLICTS AND INTENT. In the event that the provisions of this Third Amendment conflict with the provisions of the Agreement, the provisions of the Third Amendment shall prevail and control. The issuance of Radius Common Stock and the cash payment required by this Third Amendment are intended to and do constitute full and final payment, in satisfaction of Section 1 of the Agreement, for the VideoFusion Common Stock tendered to Radius by the VideoFusion Holders in connection with the Merger.

7. COUNTERPARTS. This Third Amendment may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

RADIUS INC.


By:
     ----------------------------------------
     Charles W. Berger
     Chairman and CEO

VIDEOFUSION HOLDERS:
--------------------


                                        THE FIFTH THIRD BANK OF NORTHWESTERN
SPECTRA GROUP LIMITED, INC.             OHIO. N.A. TRUSTEE FOR ANTHONY M.
                                        IANNONE


By:                                     By:
   ----------------------------            ----------------------------
     Joel P. Epstein                         Rebecca Z. Hasselbeck
     President                               Assistant Trust Officer

-------------------------------         -------------------------------
     MICHAEL S. BEGEMAN                      BRADLEY C. BEHRENDT


-------------------------------         -------------------------------
     JOSEPH W. KLINGER                       DAVID J. KVACH


-------------------------------         -------------------------------
     HAROLD A. MCMASTER                      NORMAN C. NITSCHKE


-------------------------------         -------------------------------
     SCOTT A. PRIGGE                         JEFFREY A. SCHINDLER


-------------------------------
     CLIFTON L. VAUGHAN